Exhibit 21

SUBSIDIARIES OF THE COMPANY

	WHERE	% OF SHARES
NAME	INCORPORATED	OWNED
The Pep Boys Manny Moe & Jack
of California
3111 W. Allegheny Avenue
Philadelphia, PA 19132	California	100%
Pep Boys—Manny, Moe & Jack
of Delaware, Inc.
3111 W. Allegheny Avenue
Philadelphia, PA 19132	Delaware	100%
Pep Boys—Manny, Moe & Jack
of Puerto Rico, Inc.
3111 W. Allegheny Avenue
Philadelphia, PA 19132	Delaware	100%
Colchester Insurance Company
7 Burlington Square
Burlington, VT 05401	Vermont	100%
PBY Corporation
Suite 946
1105 North Market Street
Wilmington, DE 19899	Delaware	100%
Carrus Supply Corporation
1013 Centre Road
Wilmington, DE 19805	Delaware	100%